JOHN HANCOCK PATRIOT PREMIUM DIVIDEND FUND II

AMENDMENT TO INVESTMENT ADVISORY CONTRACT

     It is hereby agreed that on May 6, 2008, the Board of Trustees of John Hancock Patriot Premium Dividend Fund II (the “Fund”) voted to amend Section 5 of the Fund’s Investment Advisory Contract dated May 6, 1992, effective September 3, 2008 as follows:

5.	Compensation of the Adviser. For all services to be rendered, facilities furnished and expenses paid or assumed by you as herein provided, the Fund will pay you monthly, a fee equal to .50 of 1% annually of the Fund’s averaged weekly managed assets plus 5%
of the Fund’s weekly grow income. The Adviser and the Fund acknowledge that the
Adviser is also furnishing to the Fund office space, facilities, equipment and personnel under an Administrative Agreement of even date for which it receives separate compensation.

“Managed assets” means the total assets of the Fund (including all assets attributable to any form of investment leverage that may be outstanding) minus the sum of accrued liabilities (other than any liabilities relating to any form of investment leverage). For the elimination of doubt, and without limiting the generality of the foregoing, liabilities with respect to borrowings used for investment leverage, the principle amount of any debt securities issued by the Fund, and/or the liquidation preference of any preferred shares issued by the Fund shall not be deducted from total assets for purposes of determining managed assets. The parties hereto distinguish between “traditional investment leverage,” such as bank debt and preferred share issuance, and “notional leverage,” such as leverage that results from certain transactions, such as selling securities short or engaging in reverse repurchase agreements. The parties hereto understand the term
“investment leverage” in the definition to refer to “traditional investment leverage” and not to “notional leverage.”

Executed this 3rd of September 2008

JOHN HANCOCK PATRIOT PREMIUM DIVIDEND FUND II

By:	/s/Keith F. Hartstein
	Name:	Keith F. Hartstein
	Title:	President and Chief Executive Officer

JOHN HANCOCK ADVISERS, LLC

By:	/s/Jeffrey H. Long
	Name:	Jeffrey H. Long
	Title:	Chief Financial Officer